SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  June 30, 1995



                              JACK HENRY & ASSOCIATES, INC.
             (Exact name of Registrant as specified in its Charter)



    Delaware                         0-14112                    43-1128385

  (State or other jurisdiction    (Commission File Number)      (IRS Employer
       of Incorporation)                                        Identification
                                                                 No.)

                 663 Highway 60, P.O. Box 807, Monett, MO 65708
               (Address of principal executive offices)(zip code)


      Registrant's telephone number, including area code:   (417) 235-6652













Item 2.  Acquisition or Disposition of Assets

On June 30, 1995, Jack Henry & Associates, Inc. (the "Company") purchased the community banking business unit of Broadway & Seymour, Inc. ("BSI"). The acquisition was effected by the purchase of all of the issued and outstanding capital stock of Liberty Software, Inc., a wholly owned subsidiary of BSI. The total consideration to be paid by the Company is $12 million.

The Stock Purchase Agreement (the "Agreement") and ancillary agreements between the Company and BSI provide for certain management services to be provided to the Company by BSI over the 12 months following the purchase and provide for certain marketing rights which the Company will grant to BSI. All of BSI's contracts with its community banking customers will be assumed by the Company

458913.V
HEN25/72567

and BSI will gain access to the Company's customers to market other products. Many of the BSI's community banking employees will remain with Liberty, which will be operated as the Liberty division of the Company.
The Company believes that the addition of BSI's community banking clients will be a good fit with the Company's core business in community banking and that the combined customer base of the Company and BSI may expect to see a wider array of products and services from both companies.

Item 7.  Financial Statements and Exhibits

     (a) and (b)    Financial Statements and Pro Forma Financial Information.
                    It is impractical to provide required financial statements or pro forma financial information at this time. Such financial statements and information will be filed as soon as they become available, which is expected to be no later than September 15, 1995.

     (c)  Index of Exhibits                                             Page No.

          Exhibit  2     Plan of Acquisition     Stock Purchase Agreement N/A


          Exhibit 10     Material Contracts      Marketing Agreement      N/A

                                                 Master Agreement         N/A


          Exhibit 99     Additional Exhibits     Press Release            N/A


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JACK HENRY & ASSOCIATES, INC.


                              By:  /s/ Terry W. Thompson

                                   Terry W. Thompson, Vice President, Treasurer and Chief Financial Officer

                              Date:  July 17, 1995